Exhibit 5.1

[Raymond James Financial, Inc. letterhead]

May 29, 2009

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Ladies and Gentlemen:

I am the General Counsel, Director of Compliance and Secretary of Raymond James Financial, Inc., a Florida corporation (the “Company”), and I and members of the Company’s Legal Department have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of (i) debt securities of the Company (the “Debt Securities”), (ii) warrants of the Company (the “Warrants”), (iii) purchase contracts of the Company (the “Purchase Contracts”), (iv) units, which are comprised of two or more securities, in any combination (the “Units”), (v) shares of the Company’s preferred stock, par value $0.10 per share (the “Preferred Stock”), (vi) fractional interests in the Company’s Preferred Stock represented by depositary shares (the “Depositary Shares”), (vii) shares of the Company’s common stock, $0.01 per share (the “Common Stock”), (viii) junior subordinated notes of the Company (the “Junior Subordinated Notes”), (ix) capital securities issued by Delaware statutory trusts formed by the Company (the “Capital Securities”), and (x) the Company’s guarantees of the Capital Securities (together with the Debt Securities, Warrants, Purchase Contracts, Units, Preferred Stock, Depositary Shares, Common Stock, Junior Subordinated Notes and Capital Securities, the “Securities”). The Securities being registered under the Registration Statement will be offered by the Company on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

As such counsel, we are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Securities, and have examined such corporate records of the Company and such other documents and certificates of public officials and of the Company and such questions of law as I have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Registration Statement, including the form of Common Stock Underwriting Agreement, the form of Preferred Stock Underwriting Agreement, the form of certificate for Common Stock and the form of certificate for Preferred Stock each filed as an exhibit thereto.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1. The shares of Common Stock will be duly authorized and validly issued, fully paid and nonassessable shares of Common Stock.

2. The shares of Preferred Stock will be duly authorized and validly issued, fully paid and nonassessable shares of Preferred Stock.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

In rendering the opinions expressed above, I have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Securities will conform, where applicable, to the respective forms thereof that have been filed as exhibits to the Registration Statement and the terms of all Securities will conform in all material respects to the respective descriptions thereof in the Prospectus which is part of the Registration Statement (the “Prospectus”), (iv) the terms of all Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will authorize, execute and deliver the applicable Common Stock Underwriting Agreement and Preferred Stock Underwriting Agreement, with any amendments thereto and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action and (vii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the use of my name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/S/ PAUL L. MATECKI, ESQ.